INDEPENDENT ACCOUNTANTS' CONSENT
                        --------------------------------




Board of Directors
Central Bancorp, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Central Bancorp, Inc., of our report dated April 26, 2000, relating to the consolidated balance sheets of Central Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000, Annual Report on Form 10-K of Central Bancorp, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus contained in such Registration Statement.


                                                               /s/ KPMG LLP

Boston, Massachusetts
November 2, 2000